UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 16, 2010

VOIS INC.

(Exact name of registrant as specified in its charter)

Florida	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8709 Hunters Green Dr., Ste 300, Tampa, Fl	33647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 907-2999

22900 Shaw Road, Suite 111, Sterling, VA 20166

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, we recently discovered among our records the original promissory notes underlying the litigation described below.  Under the Uniform Commercial Code, possession of original promissory notes by the maker of said promissory notes may result in discharge of the maker’s liability. As we are the maker of these promissory notes, we believed that our liability would be discharged.

However, on September 16, 2010 the court awarded summary judgment in favor of the defendants and counter-plaintiffs. The court requested documentation from defendants/counter-plaintiffs’ attorneys on requested attorney’s fees and has not yet entered its final judgment.   We plan to appeal the judgment following its entry, which will require us to expend corporate assets which may otherwise be necessary for the continued implementation of our business plan and could adversely impact our ability to generate profitable operations.

At September 30, 2009 we reported that we owed an aggregate of $145,000 principal amount under the terms of unsecured promissory notes which were due between December 2002 and February 2003, together with accrued but unpaid interest of approximately $128,000. The outstanding notes due to Messrs. Edward Spindel and Michael Spindel, which were issued at the time they were members of our Board of Directors, remain past due.  Messrs. Edward Spindel and Michael Spindel elected not to participate with the holders of other promissory notes, including our executive officers, in the exchange of those notes for equity which occurred during January 2008.

In April 2008 we filed a complaint against Messrs. Edward Spindel and Michael Spindel alleging, in part, that during 2002 and 2003 while our company, which at that time was known as Medstrong International, was under significant financial distress, the defendants caused the company to issue demand promissory notes charging excessive and/or usurious interest rates with the knowledge that the company would be unable to repay the notes upon any demand.

Subsequently, in February 2009 the defendants/counter-plaintiffs filed a counterclaim.  We have attended both a settlement conference with a magistrate judge and mediation which resulted in an impasse. Although we initially continued to discuss a possible settlement these discussions did not result in a settlement.  We were originally set to begin trial on this matter on December 12, 2009.  On November 13, 2009, the parties attended a pretrial hearing to address legal issues related to our complaint and the defendants/counter-plaintiffs’ counterclaim.  Based upon questions posed by the Court and the argument of counsel, the Court struck the defense of usury and additionally dismissed our complaint without prejudice, providing us 10 days to file an amended complaint.  The defendants/counter-plaintiffs were also provided 10 days to file an amended counterclaim.  Based upon the rulings, the matter was then removed from the Court’s December 2009 trial docket.

We decided that it was not cost effective or beneficial to pursue our affirmative claims in this matter and accordingly elected not to file an amended complaint.

Thereafter, defendants/counter-plaintiffs filed their motion for summary judgment, which we vigorously opposed, based on the fact that we hold the original promissory notes. At oral argument, the court granted summary judgment to the defendants/counter-plaintiffs.

We believe strongly in the merits of our defenses and plan to appeal the ruling of the court following its entry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS INC.

Date: September 29, 2010	By:	/s/ William Marginson
William Marginson,
Chief Executive Officer